UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2009

KONA GRILL, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-34082	20-0216690
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7150 E. Camelback Road, Suite 220 Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 922-8100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously reported, during April 2009, Samuel Beren, as trustee for the Samuel Beren Trust, filed a stockholder derivative suit in the Court of Chancery of the State of Delaware. The suit was brought on behalf of Kona Grill, Inc. (the “Company”) against the Company’s directors and the purchasers of promissory notes of the Company issued on March 5, 2009, and named the Company as a nominal defendant. The complaint alleged that the Company’s directors breached their fiduciary duties of loyalty, good faith, and due care to the Company, and that the noteholders aided and abetted such breach, in connection with certain of the Company’s recent fundraising efforts. The suit originally sought unspecified damages, interest, reasonable attorneys’ fees, expert witness fees, and other costs, and any further relief the court deems just and proper.

During June 2009, the plaintiffs filed an amended complaint that, among other things, eliminated the allegation that the noteholders aided and abetted the alleged breaches of fiduciary duty; seeks to include in the litigation as a class of plaintiffs all owners of the Company’s common stock; and seeks to enjoin the Company from effecting the Company’s current subscription rights offering, or, if the subscription rights offering is consummated, to rescind and set aside the subscription rights offering.

The Company believes that the allegations in the complaint, including the amended complaint, are without merit and the Company intends to defend vigorously this action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2009		KONA GRILL, INC.

	By:	/s/ Mark S. Robinow
Mark S. Robinow
Executive Vice President, Chief Financial Officer, and Secretary

3